Exhibit 99

PRESS RELEASE                                                 November 18, 2004

ACMAT Corporation
233 Main Street
New Britain, CT  06050

For confirmation call:
Henry W. Nozko, Jr., President
(860) 229-9000

               ACMAT CORPORATION ANNOUNCES INTENTION TO DEREGISTER
                    ITS COMMON STOCK AND CLASS A COMMON STOCK

ACMAT Corporation today announced that it intends to file two Form 15s with the Securities and Exchange Commission ("SEC") on or about December 3, 2004 to terminate the registration of its Common Stock (ACMT.OB) and its Class A Common Stock (ACMTA) under the Securities Exchange Act of 1934 ("Exchange Act"). The Company expects that the termination of registration of each class will become effective 90 days after the date of filing of the Form 15s with the SEC.

Upon filing of the Form 15s, the Company's obligation to file with the SEC certain reports and forms, including Forms 10-K, 10-Q and 8-K, will immediately be suspended. In addition, following the filing of the Form 15s, the Company's Class A Stock will be delisted from the Nasdaq National Market and that its Common Stock will cease to be traded in the over-the-counter bulletin board market (OTC-BB). The Company anticipates that its Common Stock and Class A Common Stock will thereafter be traded over-the-counter in the "Pink Sheets" quotation service, to the extent market makers commit to make a market in the Common Stock and the Class A Stock. The Pink Sheets is an electronic network through which participating broker-dealers can make markets, and enter orders to buy and sell securities. For more information, see www.pinksheets.com. The Company, however, can provide no assurance that trading in the Class A Common Stock and the Common Stock will continue following the filing of the Form 15s.

The Company intends to update its stockholders with financial information on a regular basis while shares of its Class A Common Stock and its Common Stock are quoted in the Pink Sheets service and intends to make available quarterly earnings announcements. The Company also intends to prepare annual audited financial statements, which will be sent to stockholders in connection with each annual meeting of stockholders.

In approving this action, the Company's board of directors determined that the termination of registration of the Common Stock and Class A Common Stock under the Exchange Act would be in the best interests of the Company's stockholders. Among the factors considered were:

      o the management time and the costs associated with being a reporting company under the Exchange Act and filing SEC periodic reports, including the added costs of achieving and maintaining compliance with the new requirements of the Sarbanes-Oxley Act of 2002;

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      o     management's belief that these compliance costs would have a substantial adverse impact on the Company's earnings and thereby diminish the Company's future profitability;
      o the limited trading volume and liquidity of the Company's Class A Common Stock on the Nasdaq Stock Market and of the Common Stock in the OTC-BB market;
      o the fact that the Company has not historically availed itself of the public markets to raise capital and has no current plans to do so in the future; and
      o the lack of meaningful analyst coverage for the Company's Class A Common Stock and Common Stock.

Henry W. Nozko, Jr., President of the Company, stated: "Deregistration will allow management to focus more of its resources on implementing the Company's business plan and to concentrate its efforts on enhancing long-term stockholder value. Increased costs associated with SEC public reporting obligations will have an increasingly adverse impact on our continued profitability. In addition, due to our small market capitalization and modest revenue base, we have not enjoyed many of the benefits traditionally associated with being a public reporting company. In the final analysis, our Board believes that stockholder value is best served through concentrating the Company's resources on increasing future profitability over the limited benefits that have resulted from our current public reporting status and existing Nasdaq and OTC-BB trading markets."

                                   * * * * * *

ACMAT Corporation provides general building construction and designs, furnishes and installs interiors in commercial, industrial and institutional buildings. The Company's Insurance Group, which includes ACSTAR Insurance Company and United Coastal Insurance Company, provides surety bonding, specialty general, pollution, asbestos, products and professional liability insurance, nationwide, to contractors, property owners, storage and treatment facilities, manufacturers and allied professionals.

This press release may contain certain forward-looking statements regarding the Company's results of operations and financial position. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties, which could cause the Company's actual results to differ materially from expected results.